EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Media Contact: James E. Mahoney 617-434-9552 Investor Contact: John A. Kahwaty 617-434-3650

THIRD QUARTER NET INCOME FROM CONTINUING OPERATIONS
OF $597 MILLION OR $.57 PER SHARE

     BOSTON, MA, October 16, 2002 — FleetBoston Financial (NYSE: FBF) today reported third quarter net income from continuing operations of $597 million, or $.57 per share, compared with $771 million, or $.70 per share, in the third quarter of last year. The decrease from last year was mainly due to declines from businesses undergoing significant market pressure: Argentina, Principal Investing and Brazil. For the first nine months of 2002, net income from continuing operations was $1.2 billion, or $1.16 per share, compared with $1.4 billion, or $1.30 per share for the first nine months of 2001. Including results from discontinued operations (primarily Robertson Stephens), net income in the current quarter was $579 million, or $.55 per share, compared with $766 million, or $.70 per share, in the third quarter of last year.

     Chad Gifford, President and Chief Executive Officer of Fleet said, “We are pleased to report that our third quarter results were in line with expectations, despite these difficult economic times. The execution of our strategic refocus on our customer related businesses has gone well. In our consumer business, core deposits remain robust and are up approximately 10% from a year ago. We had a record number of new checking accounts opened this quarter and continue to make steady improvements in customer service. In wholesale banking, despite weak loan demand our results improved due, in part, to the cross-selling of products such as cash management and foreign exchange. I am greatly encouraged by the progress we have made to date in transforming the business mix of this company to concentrate on our customer focused businesses. We also made some key organizational announcements, which included naming Eugene M. McQuade President and Chief Operating Officer and H. Jay Sarles Chief Administrative Officer. I greatly look forward to working with them in their new roles as we continue to re-shape the company.”

     Gene McQuade remarked, “The actions we took in the second quarter to strengthen our balance sheet have held up well. On the credit quality front, our nonperforming assets were down on a consecutive quarter basis for the first time in two years and our chargeoffs were approximately $500 million less than the second quarter. We continue to actively lower our risk profile by steadily reducing exposures to large corporations both domestically and in Latin America. Like others, we are dealing with a weak economy and capital markets, which certainly challenges our market-driven businesses. While difficult, it has not distracted us from our path. As we manage through this period of transition, we are greatly aided by our balance sheet strength. Our combined capital ratios and reserve levels are among the highest of any major bank in the country.”

     Highlighting the financial performance was a quarter over quarter earnings improvement in Consumer Financial Services of $13 million, or 6%, driven by consumer loan growth and higher core deposits and in Wholesale Banking of $12 million, or 4%, due to lower credit costs and higher revenues from cash management and foreign exchange.

     Also included in the current quarter’s results were a net loss from the Principal Investing business of $68 million ($.06 per share) reflecting continued weakness in the technology and telecommunications segments of this portfolio and a loss from Argentina of $42 million ($.04 per share) reflecting the impact of government measures on the financial system and the economic deterioration in the country. Partially offsetting these losses were securities gains of $34 million after-tax, or $.03 per share.

Credit Quality/Balance Sheet

     Nonperforming assets were $3.8 billion at September 30, 2002, down approximately $130 million from June 30, 2002. Loan loss reserves stood at 3.2% of total loans. Total assets at September 30, 2002 were $187 billion, compared with $202 billion at September 30, 2001. The decrease from a year ago is primarily due to our previously announced risk reduction strategies and a decline in Latin American assets as a result of currency devaluations. Stockholders’ equity amounted to $17 billion at September 30, 2002, with a common equity to assets ratio of 8.9%.

2

     Yesterday the Corporation announced that its Board of Directors approved its regular quarterly common stock dividend of $.35 per share, payable on January 1, 2003 to shareholders of record on December 3, 2002.

     A detailed financial package containing supplemental information on the third quarter financial results can be found by accessing the Corporation’s web site www.fleet.com. Gene McQuade will hold a conference call, which will be broadcast live on the Corporation’s web site, at 9:00 AM today to discuss third quarter results. The call in number is 888-560-9777 (international: 712-271-0832) and the passcode is Fleet. A taped playback will be available through October 18 at 5:00 PM by calling 888-293-8916 (international: 402-998-0527).

3

     This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Argentina, Brazil, and Uruguay; (3) further deterioration in credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (5) continued weakness in the capital markets and the impact of such weakness on the Corporation’s Principal Investing and other capital markets business lines; (6) changes in competitive product and pricing pressures among financial institutions within the Corporation’s markets; (7) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, insurance and other aspects of the financial services industry; (8) changes in accounting rules, policies, practices and procedures; and (9) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries. For further information, please refer to the Corporation’s reports filed with the SEC.

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Fleetboston Financial
Financial Highlights

Three Months Ended			Nine Months Ended

September 30,	September 30,		September 30,	September 30,
2002	2001		2002	2001

		FOR THE PERIOD ($ IN MILLIONS)
$579	$766	Net Income (Loss)	$928	$1,438
597	771	Continuing Operations	1,226	1,446
(18)	(5)	Discontinued Operations(1)	(298)	(8)
2,867	3,303	Revenue	8,671	9,543
1,603	1,726	Total Expense	4,767	6,177
352	323	Provision for Credit Losses	2,010	951

		PER COMMON SHARE
$.55	$.70	Earnings (loss) per share — Net Income	$ .87	$1.29
.57	.70	Continuing Operations	1.16	1.30
(.02)	-	Discontinued Operations	(.29)	(.01)
.35	.33	Cash dividends declared	1.05	.99
15.84	18.09	Book value (period-end)	15.84	18.09

		AT PERIOD-END ($ IN BILLIONS)
$187.2	$201.9	Assets	$187.2	$201.9
117.1	126.7	Loans	117.1	126.7
121.5	124.9	Total Deposits	121.5	124.9
92.2	81.6	Domestic Core	92.2	81.6
18.4	25.4	Domestic Time	18.4	25.4
10.9	17.9	International	10.9	17.9
16.9	19.8	Total stockholders’ equity	16.9	19.8

		RATIOS
1.29%	1.52%	Return on average assets — Continuing Operations	..88%	.94%
14.22	15.67	Return on common equity — Continuing Operations	9.43	9.93
3.86	4.17	Net interest margin	4.05	4.24
9.0	9.8	Total equity/Assets (Period end)	9.0	9.8
6.5	7.7	Tangible common equity/assets	6.5	7.7
8.2	8.9	Tier 1 risk-based capital ratio	8.2	8.9
11.7	12.6	Total risk-based capital ratio	11.7	12.6

		ASSET QUALITY ($ IN MILLIONS)
$3,759	$1,561	Nonperforming assets	$3,759	$1,561
1,858	1,331	Non-Argentine	1,858	1,331
1,901	230	Argentine	1,901	230
3,727	2,734	Reserve for credit losses	3,727	2,734
3.20%	1.23%	Nonperforming assets as a % of related assets	3.20%	1.23%
1.62	1.11	Non-Argentina	1.62	1.11
59.95	3.51	Argentina	59.95	3.51
3.18	2.16	Reserve for credit losses to period-end loans	3.18	2.16
113	179	Reserve for credit losses to nonperforming loans	113	179
1.65	1.01	Net charge-offs/average loans	2.06	.94

(1)	Discontinued operations, for the nine months ended September 30, 2002, include the operating losses as well as special charges of $278 million for the businesses being exited (Robertson Stephens, AFSA, Asia).

FLEETBOSTON FINANCIAL

Consolidated Income Statements
($ in millions)

Three Months Ended			Nine Months Ended

September 30,	September 30,		September 30,	September 30,
2002	2001		2002	2001

$1,531	$1,834	Net interest income (FTE)	$4,919	$5,626
		Noninterest income:
380	316	Investment services revenue	1,190	988
386	399	Banking fees and commissions	1,152	1,180
220	408	Capital markets revenue	369	221
195	193	Credit card revenue	522	520
155	153	Other	519	1,008

1,336	1,469	Noninterest income	3,752	3,917

2,867	3,303	Total revenue	8,671	9,543

		Noninterest expense:
842	891	Employee compensation and benefits	2,488	2,711
126	132	Occupancy	383	406
118	128	Equipment	362	379
21	93	Intangible asset amortization	65	282
4	52	Merger and restructuring costs and loss on sale of business	17	1,056
492	430	Other	1,452	1,343

1,603	1,726	Total expense	4,767	6,177

1,264	1,577	Income from continuing operations before provision and income taxes	3,904	3,366
352	323	Provision for credit losses	2,010	951
315	483	Income taxes and tax-equivalent adjustment from continuing operations	668	969

$597	$771	Net Income from continuing operations	$1,226	$1,446

(18)	(5)	Loss from discontinued operations, (net of tax)	(298)	(8)

$579	$766	Net income	$928	$1,438

$.57	$.70	Diluted earnings per share — continuing operations	$1.16	$1.30
$.55	$.70	Diluted earnings per share	..87	1.29

FLEETBOSTON FINANCIAL
Consolidated Balance Sheets
($ in millions)

	September 30,	September 30,
	2002	2001

ASSETS:
Cash and equivalents	$14,965	$21,829
Securities	28,503	22,178
Trading assets	4,598	4,556
Loans and leases	117,053	126,705
Reserve for credit losses	(3,727)	(2,734)
Due from brokers/dealers	4,327	4,057
Other assets	21,469	25,313

Total assets	$187,188	$201,904

LIABILITIES:
Domestic core deposits	$92,209	$81,602
Domestic time deposits	18,417	25,435
International	10,855	17,839

Total deposits	121,481	124,876
Short-term borrowings	11,818	14,436
Due to brokers/dealers	4,274	4,002
Long-term debt	20,680	25,473
Other liabilities	12,069	13,342

Total liabilities	170,322	182,129

STOCKHOLDERS’ EQUITY:
Preferred stock	271	321
Common stock	16,595	19,454

Total stockholders’ equity	16,866	19,775

Total liabilities and stockholders’ equity	$187,188	$201,904